                                                                    EXHIBIT 12.2

                           Eagle Family Foods, Inc.
                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                                Fifty-Two        Fifty-Three      One Hundred
                                                               Week Period       Week Period     Fifty-Five Day
                                                                  Ended             Ended         Period Ended
                                                              July 1, 2000      July 3, 1999     June 27, 1998
                                                            --------------    --------------     --------------
Adjusted Earnings
Loss before income taxes...............................     $      (20,337)   $      (22,140)    $      (40,690)  (b)
Portion of rent representative of interest.............                277               216                 60
Interest on indebtedness...............................             31,907            27,793             11,571
                                                            --------------    --------------     --------------
     Total earnings (loss) as adjusted.................             11,847             5,869            (29,059)
                                                            --------------    --------------     --------------
Fixed Charges
Portion of rent representative of interest.............                277               216                 60
Interest on indebtedness...............................             31,907            27,793             11,571
                                                            --------------    --------------     --------------
  Total fixed charges..................................             32,184            28,009             11,631
                                                            --------------    --------------     --------------
Deficiency of earnings.................................     $      (20,337)   $      (22,140)    $      (40,690)
                                                            ==============    ==============     ==============
Ratio of earnings to fixed charges (a).................                 --                --                 --
                                                            ==============    ==============     ==============


(a) As earnings for the fifty-two week period ended July 1, 2000, the fifty-three week period ended July 3, 1999 and the one hundred fifty-five day period ended June 27, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $20.3 million, $22.1 million and $40.7 million, respectively.

(b) Reflects the nonrecurring in-process research and development write-off of $23.9 million.